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Lockheed Martin Corporation and The Titan Corporation announced on April 7, 2004 that they had amended their merger agreement by executing Amendment No. 3 to the Agreement and Plan of Merger among Lockheed Martin Corporation, LMC Sub One, Inc., LMC LLC One, LLC and The Titan Corporation (the “Amendment”). In connection with the Amendment, Gene W. Ray, Chairman, President and CEO of Titan sent the following memorandum to all Titan employees.

To:	All Titan Employees

From:	Gene W. Ray
Chairman, President and CEO

Subject:	Merger

This morning Titan updated the status of our pending merger with Lockheed Martin. Our merger agreement has been amended to an all cash deal, changing the merger consideration from an election of stock, cash or a combination, to $20 all cash. It also extends the merger’s time frame for completion, allowing time for resolution of the issues that have been raised during Titan/Lockheed’s review of payments to international consultants. If you have not seen the press release, you will find it on our home page at www.titan.com.

I’m sure that many of you — as well as your families and friends — have questions and concerns about these latest developments and the other issues that have evolved over the last two months. These are important matters. Please note that these issues do not involve any of our U.S. government contracts, which account for approximately 98 percent of Titan’s business. I can assure you that Titan’s management team is continuing to work to resolve all of these issues, so as to complete the merger and to provide the best value to our employees and shareholders. As always, it is important that we all continue to pursue the strong and expanding business base that you have worked so hard to build.

We are all very proud of Titan’s past performance and commitment to upholding the highest ethical standards. Each of our directors and each member of executive management is personally committed to resolving these issues quickly, while continuing to focus on providing our customers with the quality of services that are Titan’s trademark. The future will allow us to steer our talents into new opportunities, but in doing so, we must never forget our individual commitment to our moral responsibilities and obligations to our country, customers and fellow employees.

I understand that you may receive questions about these issues from customers and others who have read media reports about this subject. If you receive any calls from members of the media, please refer the queries to Wil Williams, Vice President of Corporate Communications, at 858-552-9724; wwilliams@titan.com. If you receive any calls from customers, please refer them to your sector General Manager.

Again, I appreciate your tremendous efforts and support as we work together to complete this merger with Lockheed Martin, and thank you for continuing to work diligently to support our customers to the best of your ability.

Best regards,

Gene